Exhibit 23.3

Xiamen Flashstone Investment Management Consulting Co., Ltd.

January 16, 2026

Red Wisdom Creation Limited

The Hong Kong Special Administrative Region

People’s Republic of China

Re: Consent of Xiamen Flashstone Investment Management Consulting Co., Ltd.

Dear Sirs,

We refer to the registration statement on Form F-1 (the “Registration Statement”) to be filed by Red Wisdom Creation Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of our name and the inclusion of information, data and statements from our industry report commissioned by the Company, entitled “Global MCN and Digital Targeted Advertising Market Research Report” dated July 16, 2025 (the “Flash-Stone Report”), and any amendments or updates thereto, in the following: (i) the Registration Statement and any amendments, including under “Prospectus Summary,” “Industry,” and “Business”; (ii) written correspondence with the SEC; (iii) future SEC filings by the Company, including Forms 20-F, 6-K and other filings (collectively, the “SEC Filings”); (iv) the Company’s and its affiliates’ websites and publicity materials; (v) institutional and retail roadshows and related activities for the Proposed IPO; and (vi) other marketing materials in connection with the Proposed IPO.

We further consent to the filing of this letter as an exhibit to the Registration Statement, any amendments thereto, and any other SEC Filings for the purposes stated above.

For and on behalf of

Xiamen Flashstone Investment Management Consulting Co., Ltd.

/s/ Wu Zongtian
Name: Wu Zongtian
Title: Executive Director